Filed pursuant to Rule 424(b)5
Registration No. 333-162560

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2009

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 19, 2009)

                     Shares

COMMON STOCK

We are offering           shares of our Common Stock, par value $3.33 per share. We have granted the underwriters a 30-day option from the date of this prospectus supplement to purchase up to          additional shares of our Common Stock to cover over-allotments, if any.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “HBHC”. On October 16, 2009, the reported last sale price of our Common Stock on the NASDAQ Global Select Market was $36.53 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus before you make an investment in our Common Stock.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us, before expenses
Per Share	$	$	$
Total	$	$	$

The underwriters expect to deliver the shares of Common Stock to purchasers on October     , 2009.

Keefe, Bruyette & Woods	Morgan Stanley

Sterne Agee	Stifel Nicolaus	FIG Partners

October     , 2009

You should rely only on the information about us and our operations contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of the document in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates. The information contained in or incorporated by reference into this prospectus supplement updates and supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying prospectus and any earlier filed document.

Unless otherwise expressly stated or the context otherwise requires, all references in this prospectus supplement to “Hancock,” “we,” “our,” “us” and “the Company” and all similar references are to Hancock Holding Company and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. To the extent information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may offer and sell the Common Stock in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-21 of this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus has come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See the “Underwriting” section of this prospectus supplement beginning on page S-17.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain certain statements relating to future events and our future results which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are typically identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.”

Forward-looking statements reflect our expectation or predictions of future conditions, events or results based on information currently available and involve risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include, but are not limited to, the risks identified in Item 1A of our Annual Report on Form 10-K and the following:

●
general business and economic conditions in the markets we serve may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults;

●	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

●	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

●	our investment securities portfolio is subject to credit risk, market risk, and illiquidity;

●	the effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry;

●	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

●
the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

●	the effect of fiscal and governmental policies of the United States federal government; and

●	the effect of seeking bank acquisitions and, if successful in acquiring any bank, the effect of integrating such bank and consolidating its financial results.

We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our reports to the SEC on Forms 10-K, 10-Q and 8-K incorporated by reference herein and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before making your investment decisions.

Hancock Holding Company

We are a registered bank holding company headquartered in Gulfport, Mississippi and organized in 1984 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi.  In 2002, we qualified as a financial holding company giving our company broader powers to offer non-banking financial products to our customers.  We are community-oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in our market areas through our bank subsidiaries.

We currently operate more than 150 banking and financial services offices and more than 130 automated teller machines (ATMs) in the states of Mississippi, Louisiana, Florida and Alabama through four wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi (“Hancock Bank MS”), Hancock Bank of Louisiana, Baton Rouge, Louisiana (“Hancock Bank LA”), Hancock Bank of Florida, Tallahassee, Florida (“Hancock Bank FL”) and Hancock Bank of Alabama, Mobile, Alabama (“Hancock Bank AL”).  Hancock Bank MS, Hancock Bank LA, Hancock Bank FL and Hancock Bank AL are referred to collectively as the “Banks.”  Hancock Bank MS subsidiaries include Hancock Investment Services, Hancock Insurance Agency, and Harrison Finance Company, a consumer finance company.

We have served the banking needs of our communities for 110 years, beginning with our lead bank subsidiary, Hancock Bank MS.  During that time, we have grown through a combination of organic growth and growth through selective acquisitions.  At June 30, 2009 and on a consolidated basis, we had total assets of $7.0 billion, total loans of $4.3 billion, total deposits of $5.7 billion and 1,911 employees on a full-time equivalent basis.

Our History and Market Areas

Hancock Bank MS was originally chartered as Hancock County Bank in 1899. Since its organization, the strategy of Hancock Bank MS has been to achieve a dominant market share on the Mississippi Gulf Coast. Prior to a series of acquisitions begun in 1985, growth was primarily internal and was accomplished by branch expansions in areas of population growth where no dominant financial institution previously served the market area. Economic expansion on the Mississippi Gulf Coast has resulted primarily from growth of military and government-related facilities, tourism, port facility activities, industrial complexes and the gaming industry. Based on the most current available published data, Hancock Bank MS has the largest deposit market share in each of the following five counties: Harrison, Hancock, Jackson, Lamar and Pearl River. In addition, Hancock Bank MS has a presence in the Forrest and Jefferson Davis Counties. At June 30, 2009, Hancock Bank MS had total assets of $3.774 billion and 1,257 employees on a full-time equivalent basis.

In August 1990, the Company formed Hancock Bank LA to assume the deposit liabilities and acquire the consumer loan portfolio, corporate credit card portfolio and non-adversely classified securities portfolio of American Bank and Trust, Baton Rouge, Louisiana, (“AmBank”), from the Federal Deposit Insurance Corporation (“FDIC”). Economic expansion in East Baton Rouge Parish has resulted from growth in state government and related service industries, educational and medical complexes, petrochemical industries, port facility activities and transportation and related industries. With the purchase of two Dryades Savings Bank, F.S.B. branches in 2003 and the 2007 opening of a new financial center in New Orleans’ Central Business District, Hancock Bank LA established a long-awaited presence in the Greater New Orleans area.  At June 30, 2009, Hancock Bank LA had total assets of $2.903 billion and 559 employees on a full-time equivalent basis.

Hancock Bank FL was formed in March 2004 with the acquisition of Tallahassee’s Guaranty National Bank. In addition to the five branches acquired in the Tallahassee area in 2004, Hancock Bank FL has since opened two more branches in the Pensacola market.  At June 30, 2009, Hancock Bank FL had total assets of $494 million and 52 employees on a full-time equivalent basis.

In February 2007, Hancock Bank AL was incorporated in Mobile, Alabama. During 2007 and 2008, five branches have been opened to serve the Mobile area and Alabama’s Eastern Shore.  At June 30, 2009, Hancock Bank AL had total assets of $182 million and 43 employees on a full-time equivalent basis.

Business Strategy

Our operating strategy is to provide our customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.  We intend to grow our business and build shareholder value primarily by focusing on the following objectives.

Deliver Superior Banking Service.  We emphasize to our employees the importance of delivering superior customer service and seeking opportunities to strengthen relationships both with customers and in the communities we serve.  We maintain a strong community orientation by, among other things, supporting the active participation of our officers and employees in local charitable, civic, school, religious and community development activities.  We develop strong banking relationships with customers through our broad product offering, competitive pricing, convenience and service.

Capitalize on Organic Growth Opportunities.  While we maintain leading market share in our core markets, we believe we have considerable opportunities to increase market share in areas we have recently entered.  In particular, our recent de novo expansion into the New Orleans, Mobile, Pensacola and Tallahassee markets provides attractive business opportunities in areas where believe we can compete effectively.  We believe these markets, as well as additional markets we may enter within Alabama, Mississippi, Florida, Louisiana, and will lead to significant organic growth over time.

Pursue Select Acquisitions.  Consistent with our history, we intend to complement our organic growth strategy with disciplined acquisitions of financial institutions or branches in selected market areas. These acquisitions may include the acquisition of “failed banks” through regulatory assisted transactions, branches from out of state banks exiting Alabama, Florida, Louisiana or Mississippi and other acquisitions of banks in these four states.

Continue Focus on Credit.  Our primary lending focus is to provide commercial, consumer, commercial leasing and real estate loans to consumers and to small and middle market businesses in our banks’ respective market areas.  The Banks have no significant concentrations of loans to particular borrowers or industries or loans to any foreign entities.  Each loan officer has Board approved loan limits on the principal amount of secured and unsecured loans that can be approved for a single borrower without prior approval of one or more Regional Credit Officers.  All loans, however, must meet the credit underwriting standards and loan policies of the Banks.  All loans over an individual loan officer’s Board approved lending authority must be approved by one of the Bank’s centralized loan underwriting units, by a senior lender or one or more Regional Credit Officers.  Each loan file is reviewed by the Bank’s loan operations quality assurance function, a component of its loan review system, to ensure proper documentation and asset quality.  We plan on continuing to enhance our centralized credit administration and credit risk management capabilities.

Maintain Focus on Strong Capital Position.  We continue to focus on maintaining a strong capital position.  On November 13, 2008, following a thorough evaluation and analysis of our capital position, our Board concluded it was in the best interests of our shareholders to decline the invitation to participate in the United States Treasury Department’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program.  On that date we announced that Hancock Holding Company had elected not to participate in the TARP government funding mechanism due in part to our well-capitalized position, conservative business model, and proactive risk management practices.

Corporate Information

Hancock Holding Company’s principal executive offices are located at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501, and its telephone number is (228) 868-4000.

 Independent Registered Public Accounting Firm

Since January 1, 2009, Hancock Holding Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm.

THE OFFERING

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Common Stock, see “Description of Common Stock” in the accompanying prospectus.

Issuer	Hancock Holding Company, a Mississippi corporation.

Common stock offered by us pursuant to this prospectus supplement	shares.

Common stock to be outstanding after the offering(1)	shares ( shares if the underwriters’ over-allotment option is exercised in full).

Net proceeds
The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, are expected to be approximately $            (or approximately $             if the underwriters’ over-allotment option is exercised in full).

Use of proceeds
We intend to use the net proceeds from the sale of the shares in the offering for general corporate purposes, which may include financing acquisition opportunities and other expansion efforts. See “Use of Proceeds” below.

Conflicts of interest
Hancock Investment Services, Inc., a subsidiary of Hancock Holding Company, is participating in this offering as a selling agent of the underwriters and may receive proceeds of the offering as a result.  More information is available under the heading “Underwriting”.

Risk factors	See “Risk Factors” beginning on page S-7 for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

Market and trading symbol for the Common Stock	Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HBHC”.
 ____________________
(1)
The number of shares of Common Stock to be outstanding after this offering is based on 31,876,969 shares of Common Stock outstanding as of October 16, 2009, and 920,115 shares of Common Stock issuable upon exercise of outstanding stock options having a weighted exercise price of $34.40 per share.

RISK FACTORS

An investment in our Common Stock involves certain risks. You should carefully consider the risks described below and the risk factors incorporated by reference, as well as the other information included or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before making an investment decision. Certain risks related to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

The price of our Common Stock is volatile and may decline.

The trading price of our Common Stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Common Stock. Among the factors that could affect our stock price are:

●	actual or anticipated quarterly fluctuations in our operating results and financial condition;

●
changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

●	failure to meet analysts’ revenue or earnings estimates;

●	speculation in the press or investment community;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	actions by institutional shareholders;

●	fluctuations in the stock price and operating results of our competitors;

●	general market conditions and, in particular, developments related to market conditions for the financial services industry;

●	proposed or adopted regulatory changes or developments;

●	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

●	domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Sales of a significant number of shares of our Common Stock in the public markets, or the perception of such sales, could depress the market price of our Common Stock.

Sales of a substantial number of shares of our Common Stock in the public markets and the availability of those shares for sale could adversely affect the market price of our Common Stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing stockholders, including you, and could cause the market price of our Common Stock to decline. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock could be substantially dilutive to shareholders of our Common Stock. Moreover, to the extent that we issue restricted stock units, phantom shares, stock appreciation rights, options or warrants to purchase our Common Stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of Common Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict the effect that future sales of our Common Stock would have on the market price of our Common Stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our Common Stock as to distributions and in liquidation, which could negatively affect the value of our Common Stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our Common Stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our results of operations depend upon the results of operations of our subsidiaries.

We are a bank holding company that conducts substantially all of our operations through our subsidiary Banks. As a result, our ability to make dividend payments on our Common Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

The ability of the Banks to pay dividends or make other payments to us is limited by their obligations to maintain sufficient capital and by other general regulatory restrictions on their dividends. If these requirements are not satisfied, we will be unable to pay dividends on our Common Stock.

At June 30, 2009, the aggregate amount of dividends, which legally could be paid without prior approval of various regulatory agencies, totaled approximately $3.8 million by Hancock Bank MS, and $37.9 million by Hancock Bank LA.  No dividends were payable by Hancock Bank AL or Hancock Bank FL.

We and/or the holders of our securities could be adversely affected by unfavorable rating actions from rating agencies.

Our ability to access the capital markets is important to our overall funding profile. This access is affected by the ratings assigned by rating agencies to us, certain of our affiliates and particular classes of securities that we and our affiliates issue. The interest rates that we pay on our securities are also influenced by, among other things, the credit ratings that we, our affiliates and/or our securities receive from recognized rating agencies. A downgrade to us, our affiliates or our securities could create obligations or liabilities to us under the terms of our outstanding securities that could increase our costs or otherwise have a negative effect on our results of operations or financial condition. Additionally, a downgrade of the credit rating of any particular security issued by us or our affiliates could negatively affect the ability of the holders of that security to sell the securities and the prices at which any such securities may be sold.

Anti-takeover provisions in our amended articles of incorporation and bylaws, Mississippi law, and our Shareholder Rights Plan could make a third party acquisition of us difficult.

Our amended articles of incorporation and bylaws contain provisions that make it more difficult for a third party to acquire us (even if doing so might be beneficial to our stockholders) and for holders of our securities to receive any related takeover premium for their securities. In addition, under our Shareholder Rights Plan, “rights” are issued to all Hancock common shareholders which, if activated upon an attempted unfriendly acquisition, would allow our shareholders to buy our common stock at a reduced price, thereby minimizing the risk of any potential hostile takeover.  We are also subject to certain provisions of Mississippi law that could delay, deter or prevent a change in control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock. See “Description of Common Stock” in the accompanying prospectus.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the proceeds of this offering for general corporate purposes, including for possible acquisition opportunities that may become available or to establish de novo branches as discussed under “Use of Proceeds.”  There can be no assurances that suitable acquisition opportunities may become available or that we will be able to successfully complete any such acquisitions.   We may use the proceeds only to focus on sustaining our organic, or internal, growth, or for other purposes.  In addition, we may choose to use all or a portion of the proceeds to support our capital.  We retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering.  You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Our growth and financial performance may be negatively impacted if we are unable to successfully execute our growth plans.

There can be no assurances that we will be successful in continuing our organic, or internal, growth, which depends upon economic conditions, our ability to identify appropriate markets for expansion, our ability to recruit and retain qualified personnel, our ability to fund growth at a reasonable cost, sufficient capital to support our growth initiatives, competitive factors, banking laws, and other factors.

We may seek to supplement our internal growth through acquisitions.  We cannot predict the number, size or timing of acquisitions, or whether any such acquisition will occur at all.  Our acquisition efforts have traditionally focused on targeted banking or insurance entities in markets in which we currently operate and markets in which we believe we can compete effectively.  However, as consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase.  We may compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than we do and may be able to pay more for an acquisition than we are able or willing to pay.  We also may need additional debt or equity financing in the future to fund acquisitions.  We may not be able to obtain additional financing or, if available, it may not be in amounts and on terms acceptable to us.  If we are unable to locate suitable acquisition candidates willing to sell on terms acceptable to us, or we are otherwise unable to obtain additional debt or equity financing necessary for us to continue making acquisitions, we would be required to find other methods to grow our business and we may not grow at the same rate we have in the past, or at all.

In evaluating potential acquisition opportunities, we may seek to acquire failed banks through FDIC-assisted transactions.  While the FDIC may, in such transactions, provide assistance to mitigate certain risks, such as sharing in exposure to loan losses, and providing indemnification against certain liabilities, of the failed institution, we may not be able to accurately estimate our potential exposure to loan losses and other potential liabilities, or the difficulty of integration, in acquiring such institution.

We must generally receive federal regulatory approval before we can acquire a bank or bank holding company.  In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on the competition, financial condition, and future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience, and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act) and the effectiveness of the acquiring institution in combating money laundering activities.  We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted.  We may also be required to sell banks or branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

In addition to the acquisition of existing financial institutions, as opportunities arise we plan to continue de novo branching as a part of our internal growth strategy and possibly entry into new markets through de novo branching.  De novo branching and any acquisition carries with it numerous risks, including the following:

●	the inability to obtain all required regulatory approvals;

●	significant costs and anticipated operating losses associated with establishing a de novo branch or a new bank;

●	the inability to secure the services of qualified senior management;

●	the local market may not accept the services of a new bank owned and managed by a bank holding company headquartered outside of the market area of the new bank;

●	economic downturns in the new market;

●	the inability to obtain attractive locations within a new market at a reasonable cost; and

●	the additional strain on management resources and internal systems and controls.

We have experienced to some extent many of these risks with our de novo branching to date.

Acquisitions may not produce revenue or earnings enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.

Difficulty in integrating an acquired business or company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, or other anticipated benefits from any acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition.  We are likely to need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of any significant acquisition, which may adversely impact our earnings.  Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

Depending on the condition of any institution that we may acquire, any acquisition may, at least in the near term, adversely affect our capital earnings and, if not successfully integrated following the acquisition, may continue to have such effects.

  You may not receive dividends on the Common Stock.

Holders of our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically and routinely declared cash dividends on our Common Stock, we are not required to do so and may reduce or eliminate our Common Stock dividend in the future.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of Common Stock by us will be approximately $       after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $          .

We intend to use the net proceeds we receive from the sale of the shares in this offering for general corporate purposes, which may include funding acquisition opportunities (including acquisitions of “failed banks” through regulatory assisted transactions), de novo branching into new markets or other organic expansion of our business.  In addition, although we believe we are well capitalized at present, we may use all or a portion of the net proceeds to supplement our capital in light of the internal growth in our deposits during the recent economic downturn and the potential for unforeseen developments that may adversely affect our commercial real estate portfolio during the current economic uncertainty. Our management will retain broad discretion in the allocation of the net proceeds of this offering. Until we designate the use of net proceeds, we will invest them temporarily in liquid short term securities.  The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.  From time to time, we may engage in additional capital financings as we determine appropriate based upon our needs and prevailing market conditions. These additional capital financings may include the sale of other securities.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our Common Stock is traded on the NASDAQ Global Select Market System under the symbol “HBHC.” The following table sets forth the high and low sale prices of our Common Stock as reported on the NASDAQ Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

		High	Low	Dividends Paid
2009
	4th quarter(through October 16, 2009)	$38.49	$35.50	N/A
	3rd quarter	$42.30	$29.90	$0.240
	2nd quarter	$41.19	$30.12	$0.240
	1st quarter	$45.50	$22.51	$0.240

2008
	4th quarter	$56.45	$34.20	$0.240
	3rd quarter	$68.42	$33.34	$0.240
	2nd quarter	$45.68	$38.38	$0.240
	1st quarter	$44.29	$33.45	$0.240

2007
	4th quarter	$43.47	$33.35	$0.240
	3rd quarter	$43.90	$32.78	$0.240
	2nd quarter	$44.37	$37.50	$0.240
	1st quarter	$54.09	$41.88	$0.240

The last reported sales price per share of our Common Stock, as reported on the Nasdaq Global Select Market on October 16, 2009 was $36.53. On October 16, 2009, there were approximately 5,839 holders of record.

DIVIDEND POLICY

The principal source of funds to the Company to pay cash dividends are the dividends received from Hancock Bank MS, Hancock Bank LA, Hancock Bank AL and Hancock Bank FL. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank MS are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank LA are subject to approval by the Commissioner for Financial Institutions of the State of Louisiana. Dividends paid by Hancock Bank FL are subject to approval by the Florida Department of Financial Services. The Company’s management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its Common Stock, the Company has paid regular cash dividends since 1937.

CAPITALIZATION

The information in this table does not give effect to any other events subsequent to June 30, 2009. You should read the information in this table along with the financial information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. You should read this table in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which is incorporated by reference herein.

The following table sets forth our capitalization on a consolidated basis as of June 30, 2009 on an actual basis and as adjusted to give effect to the sale of          shares of our Common Stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Common Stock:

	As of June 30, 2009 (in thousands)
	Actual	As Adjusted(1)
Stockholders’ Equity:

Common Stock - $3.33 par value per share; 350,000,000 shares authorized, 31,826,712 shares issued and outstanding; shares issued and outstanding on an adjusted basis	$105,983

Capital surplus	103,519

Retained earnings	423,966

Accumulated other comprehensive income, net	(2,694)

Total stockholders’ equity	630,774

Total capitalization	$630,774	$

Consolidated Capital Ratios

Tangible equity to tangible assets	8.06%

Leverage ratio	8.13%

Tier 1 risk based capital ratio	10.98%

Total risk based capital ratio	12.20%
 __________________________
(1)	Assumes gross proceeds of $ from this offering ($ if the underwriters in this offering exercise their over-allotment option in full).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Common Stock as of the date hereof. Except where noted, this summary deals only with shares of Common Stock that are held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (including any entity other than a partnership) that is not for U.S. federal income tax purposes any of the following:

●	an individual citizen or resident of the United States;

●
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

This summary is not a substitute for an individual analysis of the tax consequences of holding or disposing of our Common Stock. If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our Common Stock generally will not be subject to U.S. federal income tax unless:

●
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal Estate Tax

Shares of Common Stock held at the time of death by an individual non-U.S. holder or any entity the common shares of which are includible in such individual’s gross estate for U.S. federal estate tax purpose (for example, a trust funded by such individual and with respect to which the individual has retained certain interests or powers) will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be (other than a holder that is otherwise subject to withholding as discussed above) subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), such holder is presumed to be a U.S. person under applicable Treasury regulations, or such holder otherwise establishes an exemption. If you are subject to withholding you will not be subject to backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.

Morgan Stanley & Co. Incorporated

Sterne, Agee & Leach, Inc.

Stifel, Nicolaus & Company, Incorporated

FIG Partners, L.L.C.

Total

The underwriters are offering the shares of Common Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Discounts and Commissions

The underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $          a share to other underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the representatives.

Over-allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of         additional shares of Common Stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $           , the total underwriters’ discounts and commissions would be $          and total proceeds to us would be $            .

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, to be paid by us will be approximately $300,000.

Nasdaq Listing

Our shares of Common Stock are quoted on the Nasdaq Global Select Market under the symbol “HBHC”.

No Sales of Similar Securities

We, our directors and executive officers, and Hancock Bank Trust Department and the estate of Leo W. Seal Jr., who are our shareholders, have agreed that, without the prior written consents of Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

(1)
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock;

whether any such transaction described in (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or

(3)
with respect to us, file any registration statement with the SEC relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

The restrictions described above do not apply to:

•	the sale of shares to the underwriters;

•
the issuance by us of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the 90 day restricted period;

•
with respect to us, (1) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company referred to in this prospectus supplement or the accompanying prospectus, provided that such options shall not be vested and exercisable within the period ending 90 days after the date of this prospectus supplement, and (2) purchases of shares of Common Stock from executive officers or other employees in an amount not to exceed the amount of tax withholding obligations arising in connection with the payment or vesting of stock-based compensation to such executive officers or other employees; or

•
with respect to our directors, executive officers and shareholders referenced above, (1) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act would be required or would be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (2) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, provided that (A) each donee signs and delivers a “lock-up” letter agreeing to the same restrictions as those agreed to by such director, executive officer or shareholder and (B) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock would be required or would be voluntarily made during the period ending 90 days after the date of this prospectus supplement, and (3) sales of shares of Common Stock to the Company in an amount not to exceed the amount of tax withholding obligations arising in connection with the payment or vesting of stock-based compensation.

The Company typically makes grants of Common Stock and options under its existing employee plans during the fourth quarter, although any such grants would not include options vested or exercisable within the 90 day restricted period.

With respect to Hancock Bank Trust Department, the restrictions described above will not apply to any transactions with respect to accounts to which Hancock Bank Trust Department exercises no discretionary authority in its capacity as the custodian of such accounts.

Price Stabilization and Short Positions

In order to facilitate the offering of the Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of Common Stock in the open market to stabilize the price of the Common Stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock to cover syndicate short positions or to stabilize the price of the Common Stock. These activities may raise or maintain the market price of the Common Stock above independent market levels or prevent or retard a decline in the market price of the Common Stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Affiliations

From time to time, the underwriters and their affiliates have provided, and may from time to time in the future continue to provide, investment banking services to us.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest

Hancock Investment Services, Inc., a subsidiary of Hancock Holding Company, is participating in this offering of the Common Stock as a selling agent of the underwriters and may receive proceeds of the offering as a result of its participation.  Accordingly, this offering is being conducted in compliance with the provisions of Rule 2720 of the Financial Industry Regulatory Authority (“FINRA”) governing conflicts of interest.  Under this rule, the appointment of a qualified independent underwriter is not necessary because the FINRA members managing the offering do not have a conflict of interest, and because the offering is of a class of securities having a bona fide public market as contemplated by such rule.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for us by Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi, special counsel to the Company, and by Joy Lambert Phillips, Esquire, Executive Vice President and General Counsel of Hancock. Ms. Phillips beneficially owns, or has rights to acquire, an aggregate of less than 1% of Hancock’s Common Stock.  The underwriters are represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Hancock Holding Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and the effectiveness of Hancock’s and its subsidiaries’ internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  KPMG LLP’s audit report covering the December 31, 2008 consolidated financial statements refers to changes in accounting for defined benefit pension and postretirement benefit plans.  Effective February 27, 2009, the client-auditor relationship between Hancock Holding Company and KPMG LLP ceased.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public from the SEC’s internet site at http://www.sec.gov or from our internet site at http://www.hancockbank.com.  However, information contained on, or that can be accessed through, our internet site does not constitute a part of this prospectus.  You also may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549.  Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates.  You can also call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in previously-filed documents or contained in this prospectus.  We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009;

•	Proxy Statement filed with the SEC on February 27, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009, filed on May 7 and August 6, 2009, respectively; and

•
Current Reports on Form 8-K, filed on January 6, 2009, January 22, 2009, April 23, 2009, May 13, 2009, June 2, 2009, July 6, 2009, July 23, 2009, October 8, 2009, and October 19, 2009, and Form 8-K/A filed on March 5, 2009.

You may also request, and we will provide, a copy of these filings at no cost to you by writing or calling us at:

Hancock Holding Company
One Hancock Plaza, 2510 14th Street
Gulfport, Mississippi 39051
(228) 868-4000
Attention: Paul D. Guichet, Investor Relations

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

PROSPECTUS

One Hancock Plaza, 2510 14th Street
Gulfport, Mississippi 39501
(228) 868-4000

$230,000,000
Common Stock

We may offer and sell from time to time shares of our Common Stock as described in this prospectus in one or more offerings, at prices and upon terms as set forth in a prospectus supplement.  The maximum aggregate public offering price of shares of our Common Stock offered by this prospectus will not exceed $230,000,000.  You should read this prospectus and the applicable prospectus supplement, which will describe the specific terms of the offering, carefully before you invest in our Common Stock.  This prospectus may not be used to consummate sales of our Common Stock unless accompanied by a prospectus supplement and any applicable pricing supplement.

The shares of Common Stock are our equity securities and will not be savings accounts, deposits, or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental agency.

We may sell shares of our Common Stock directly to you, through agents we select, or through underwriters or dealers we select.  If we use agents, underwriters or dealers to sell the Common Stock, they will be named and their compensation will be described in one or more prospectus supplements.  The net proceeds we expect to receive from such sales will be set forth in the respective prospectus supplements.

Our Common Stock trades through the NASDAQ Global Select Market System under the symbol “HBHC”.  On October 16, 2009, the last reported sale price of our Common Stock on the NASDAQ Global Select Market was $36.53 per share.

INVESTING IN THESE SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 19, 2009.

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF INFORMATION BY REFERENCE	1
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	2
RISK FACTORS	3
OUR COMPANY	4
USE OF PROCEEDS	4
DESCRIPTION OF COMMON STOCK	5
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	9
EXPERTS	9

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, (referred to as the “SEC,”) using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration statement, we may, from time to time, sell the securities described in this prospectus in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus.  Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of a particular securities offering. We may also provide a prospectus supplement to add to, update or change information contained in this prospectus.  Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

When acquiring the securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the related prospectus supplement, including the information incorporated by reference herein and therein.  We have not authorized anyone to provide you with different information.  We are not offering the securities in any state or jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein is accurate and complete as of any date other than the date on the front cover page of those documents.

In this prospectus, “Hancock,” “we,” “our,” “ours,” “our company” and “us” refer to  Hancock Holding Company, a multi-bank holding company headquartered in Gulfport, Mississippi, and its subsidiaries on a consolidated basis, unless otherwise mentioned or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public from the SEC’s internet site at http://www.sec.gov or from our internet site at http://www.hancockbank.com.  However, information contained on, or which can be accessed through, our internet site does not constitute a part of this prospectus.  You also may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549.  Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates.  You can also call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION OF INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The SEC allows us to “incorporate by reference” in this prospectus the information in the documents we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in previously-filed documents or contained in this prospectus.

We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

●	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009;

●	Proxy Statement filed with the SEC on February 27, 2009;

●	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009, filed on May 7 and August 6, 2009, respectively; and

●
Current Reports on Form 8-K, filed on January 6, 2009, January 22, 2009, April 23, 2009, May 13, 2009, June 2, 2009, July 6, 2009, and July 23, 2009, October 8, 2009, and October 19, 2009, and Form 8-K/A filed on March 5, 2009.

You may access these filings and amendments thereof  free of charge on the SEC’s website at http://www.sec.gov.

You may also request, and we will provide, a copy of these filings at no cost to you by writing or calling us at:

Hancock Holding Company
One Hancock Plaza, 2510 14th Street
Gulfport,  Mississippi 39501
(228) 868-4000
Attention: Paul D. Guichet, Investor Relations

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements relating to future events and our future results which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information.

These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things, and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements.  Before you invest in our securities, you should be aware that the occurrence of the events described under the caption “Risk Factors” beginning on page 3 of this prospectus or in the information incorporated by reference could have an adverse effect on our business, results of operations and  financial condition.  Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Risks that could cause actual results to differ materially from current expectations of management include, but are not limited to, the risks identified in Item 1A of our Annual Report on Form 10-K and the following:

●           General business and economic conditions in the markets we serve may be less favorable than anticipated which could decrease the demand for loan, deposit, and other financial services and increase loan delinquencies and defaults;

●           Changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

●           Our liquidity requirements could be adversely affected by changes in our assets and liabilities;

●           Our investment securities portfolio is subject to credit risk, market risk, and illiquidity;

●           The effect of regulatory or legislative developments, including changes in laws concerning taxes, banking, securities, insurance, and other aspects of the financial securities industry;

●           Competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop, and retain qualified banking professionals;

●           The effect or changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

●           The effect of fiscal and governmental policies of the United States federal government; and

●           The effect of seeking bank acquisitions and, if successful in acquiring any bank, the effect of integrating such bank and consolidating its financial results.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. We undertake no obligation to update or revise any of these forward-looking statements, whether as the result of new information, future events or developments or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q, and 8-K reports to the SEC.  Also note that we provide cautionary discussions of risks, uncertainties and possibly inaccurate assumptions relevant to our business in our reports to the SEC on Forms 10-K, 10-Q, and 8-K incorporated herein by reference and in the prospectus supplements and other offering materials.  We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including our 2008 Annual Report on Form 10-K.  See “Where You Can Find More Information.”

OUR COMPANY

We are a registered bank holding company headquartered in Gulfport, Mississippi organized in 1984 under the Bank Holding Company Act of 1956, as amended and the laws of the State of Mississippi.  In 2002, we qualified as a financial holding company giving our company broader powers. At June 30, 2009, we operated more than 150 banking and financial services offices and more than 130 automated teller machines (ATMs) in the states of Mississippi, Louisiana, Florida and Alabama through our four wholly-owned bank subsidiaries: Hancock Bank, Gulfport, Mississippi; Hancock Bank of Louisiana, Baton Rouge, Louisiana; Hancock Bank of Florida, Tallahassee, Florida; and Hancock Bank of Alabama, Mobile, Alabama (collectively, the “Banks”) that have served the banking needs of our community for over 100 years.

We are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas through the Banks. Our operating strategy is to provide our customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

At June 30, 2009, we had total assets of $7.0 billion, total average loans of $4.3 billion, total deposits of $5.7 billion and 1,911 employees on a full-time equivalent basis.

Since January 1, 2009, Hancock has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm of Hancock.

USE OF PROCEEDS

We may sell the Common Stock described in this prospectus in one or more offerings up to a total aggregate offering amount of $230,000,000.  The use of proceeds from any such offering will be specified in the prospectus supplement accompanying such offer.  Pending such use we may temporarily invest net proceeds in short term marketable securities.

DESCRIPTION OF COMMON STOCK

This section summarizes certain material features and rights of the Common Stock.  The following summary is not complete. You should refer to the applicable provisions of our articles of incorporation, as amended, a copy of which has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part, as well as to the Mississippi Business Corporation Act, for a complete statement of the terms and rights of the Common Stock.

Our amended Articles of Incorporation (the “Articles”) authorize the issuance of 350,000,000 shares of Common Stock, par value $3.33 per share.  On October 16, 2009, there were 31,876,969 shares of Common Stock outstanding.  The common stock is listed on the NASDAQ Global Select Market. Its symbol is “HBHC.”

In addition, our Articles authorize the issuance of 50,000,000 shares of Preferred Stock, $20.00 par value per share.  As of the date of this prospectus, there are no shares of Preferred Stock outstanding, and no shares of Preferred Stock are being offered hereby.

Voting Rights; No Cumulative Voting

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.  Holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

Dividend Rights

Subject to preferences that may apply in connection with any issuance of preferred stock, holders of Common Stock are entitled to receive ratable dividends which are declared by our Board of Directors out of funds legally available therefor.  Substantially all of the funds available to the Company for payment of dividends on the Common Stock are derived from dividends paid by the Banks. The payment of dividends by the Company is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

Liquidation Rights

In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Preemptive Rights

Holders of Common Stock have no preemptive rights and no preferential right to purchase or to subscribe for any additional shares of Common Stock that may be issued.  However, holders of Common Stock have been issued certain rights which may be triggered under our Shareholder Rights Plan discussed below under “Shareholder Rights Plan.”

Fully Paid and Nonassessable; No Redemption

The shares of Common Stock presently outstanding are, and those shares of Common Stock to be issued in connection with the offering will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

Indemnification of Directors, Officers and Employees

The Company's Articles provide for indemnification by the Company, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for judgments, settlements, penalties, fines and certain reasonable expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

Hancock Bank, Gulfport, Mississippi, acts as transfer agent and registrar for our Common Stock.

Anti-Takeover Provisions under our Articles of Incorporation and Bylaws

Certain provisions of the Company's Articles and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company. The classification of the Board of Directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the Common Stock to elect a new Board of Directors.  The classes serve staggered three year terms so that approximately one-third of the directors are elected each year. These staggered terms of service may make it more difficult for the Company's stockholders to effect a change in the majority of the Company's directors, because replacement of a majority of the directors will normally require two annual meetings of stockholders.  Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of the Company.

The Articles contain in Article Five provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving the Company and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of the Company or a disposition of all or substantially all of the Company's assets. The Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Stockholder" (as defined) is a party to the transaction or its percentage equity interest in the Company will be increased by the transaction. Two-thirds of the "Continuing Directors" (as defined) of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Substantial Stockholder.

A "Substantial Stockholder" generally is defined under Article Five as the "beneficial owner" of 10% or more of the outstanding shares of stock of the Company entitled to vote generally in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares to which the Substantial Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Five, a Substantial Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "Affiliate" or "Associate" (each as defined in paragraph (c)(7) of Article Five) of the Substantial Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

A "business combination" subject to Article Five includes: a merger or consolidation involving the Company or any corporation of which a majority of any class of equity securities is owned by the Company (a “Subsidiary”), and a Substantial Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of the Company or any of its Subsidiaries (that is, assets constituting in excess of 10% of the book value of the total consolidated assets of the Company) to a Substantial Stockholder; an issuance of equity securities of the Company or any of its Subsidiaries to a Substantial Stockholder for consideration having an aggregate fair market value of $5,000,000 or more; a liquidation or dissolution of the Company (if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is a Substantial Stockholder); and a reclassification or recapitalization of securities (including any reverse stock split) of the Company or any Subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Substantial Stockholder in any class of equity securities of the Company or such Subsidiary which is beneficially owned.

A "Continuing Director" is defined as one serving as a director as of January 1, 1989 or thereafter elected or appointed prior to the time the Substantial Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

Under those circumstances in which Article Five would apply, a minority of the Company's stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Five is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in the Company's voting shares.  All directors and executive officers as a group may be deemed to beneficially own, as of December 31, 2008, approximately 4.7% of the outstanding Common Stock.  The Board of Directors has no knowledge of any proposed tender offer for the Company or other acquisition offer.

Article Five may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Stockholder).

Article Four of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution adopted by a majority of the Board of Directors (but in no event less than nine).  This provision enables the Board of Directors to increase the size of the Board during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board.  It also enables the Board to decrease the number of directorships in order to respond to circumstances under which the Board deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available.

Article Four of the Articles also provides that (1) vacancies occurring on the Board of Directors may be filled only by vote of a majority of the remaining Directors, (2) directors may be removed only for cause, and (3) Article Four may not be amended or repealed without the approval of the holders of at least two-thirds of the outstanding Common Stock.

These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of the Company which may (or may not) be in the best interests of the majority of the stockholders.

Shareholder Rights Plan

In 1997, due in part to an increasing number of companies across America which had been subjected to hostile takeover attempts involving coercive and/or unfair tactics which have not been in the best interest of the corporations or their shareholders, the shareholders of the Company adopted a Shareholder Rights Plan (“Rights Plan”).  Our primary concern in adopting the Rights Plan was to prevent a situation where any such offer be left open for so short a time that it prevents our management and the Board from considering all alternatives to maximize the value of our shareholders’ interest.

Like other shareholder plans adopted by many other publicly held companies, under our Rights Plan, "rights" would be issued to all Hancock common shareholders which, if activated upon an attempted unfriendly acquisition, will allow the shareholders to buy our Common Stock at a reduced price.  Effective February, 2007, the Rights Plan was extended in accordance with its terms by the Company’s Board of Directors for a period ending February 21, 2017.  Our Board continues to believe that by having the Rights Plan in place, a potentially unfriendly acquisition would be much more likely to be brought to the negotiation table with the Company rather than through coercion.

The Rights Plan was neither adopted nor extended in response to any threatened or perceived takeover threat and we have no knowledge of such a threat as of the date of this prospectus supplement.  For a discussion of existing anti-takeover provisions included in the Company's Articles and Bylaws, see “Anti-takeover provisions of our Articles and Bylaws” above.

PLAN OF DISTRIBUTION

We may offer and sell from time to time all or a portion of the Common Stock in any of the following ways:  (1) through underwriters or dealers; (2) through agents; or (3) directly to one or more purchasers, through a specific bidding or auction process or otherwise.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. If a dealer is utilized to sell the securities, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at any time of resale.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from us will be described, in the applicable prospectus supplement.

Hancock Investment Services, Inc., a subsidiary of Hancock Holding Company, may participate in an offering of the Common Stock and may receive proceeds of the offering as a result of its participation.  To the extent Hancock Investment Services, Inc. participates in an offering of the Common Stock, the offering will be conducted in compliance with the provisions of Rules 2720 and 5110 of the Financial Industry Regulatory Authority (“FINRA”) governing conflicts of interest.

Offers to purchase the securities may be solicited directly and the sale thereof may be made directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto, including the terms of any bidding or auction process.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for the solicitation of such contracts.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Select Market, the existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange.

LEGAL MATTERS

In connection with the particular offerings of the Common Stock in the future, and if stated in the applicable prospectus supplement, the validity of the issuance of the Common Stock will be passed upon for us by Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi.  Certain legal matters in connection with an offering pursuant to this prospectus may be passed upon for the underwriters and/or agents by a law firm named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hancock Holding Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and the effectiveness of Hancock’s and its subsidiaries’ internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  KPMG LLP’s audit report covering the December 31, 2008 consolidated financial statements refers to changes in accounting for defined benefit pension and postretirement benefit plans.  Effective February 27, 2009, the client-auditor relationship between Hancock Holding Company and KPMG LLP ceased.

PROSPECTUS

$230,000,000
Common Stock

The date of this prospectus is October 19, 2009.